Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and the Stockholders of City Office REIT, Inc.

We have audited the accompanying statement of revenues and certain expenses of Superior Pointe (the Property) for the year ended December 31, 2014, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues and certain expenses that are free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues and certain expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statements of revenues and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Property’s preparation and fair presentation of the statement of revenues and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in note 2, for the year ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in note 2 to the financial statements, the statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of City Office REIT, Inc., and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified in this respect.

/s/ KPMG LLP

Vancouver, Canada

May 5, 2015

SUPERIOR POINTE

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(in thousands)

Year Ended December 31, 2014
Revenues:
Rental revenue	$3,178

Total Revenues	3,178

Certain Expenses:
Property operating expenses	856
Insurance	24
Property taxes	563
Management fees	131

Total Certain Expenses	1,574

Revenues in Excess of Certain Expenses	$1,604

See accompanying notes to statement of revenues and certain expenses.

SUPERIOR POINTE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1. Organization

The accompanying statement of revenues and certain expenses include the operations of Superior Pointe (the “Property”) which consists of one two-story and one three-story office building and parking spaces. The Property is located in the Northwest Denver, Colorado.

2. Basis of Presentation and Significant Accounting Policies

The accompanying statement of revenues and certain expenses (the “statement”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statement is not intended to be a complete presentation of the revenues and expenses of the Property. Accordingly, the statement excludes expenses not directly related to the future operations of the Property such as depreciation and amortization, amortization of intangible assets and liabilities, asset management fees, finance costs, and other costs not directly related to the proposed future operations of the property.

Revenue Recognition

Minimum rental revenue is recognized on a straight-line basis over the term of the leases. The leases provide for the reimbursement by the tenants of real estate taxes, insurance and certain property operating expenses to the owner of the Property. These reimbursements are recognized as revenue in the period the expenses are incurred.

The Property decreased rental income by $6,991 to record revenue on a straight-line basis during the year ended December 31, 2014.

Use of Estimates

The preparation of the statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement and accompanying notes. Actual results could differ from those estimates.

3. Rental Revenue

The Property is leased to tenants under operating leases with expiration dates ranging from 2015 to 2019. Two tenants accounted for approximately 66.3% of rental revenue at December 31, 2014. The minimum rental amounts due under the leases are subject to scheduled fixed increases.

Future minimum rents to be received over each of the next five years and thereafter under the non-cancelable operating leases in effect at December 31, 2014 are as follows (in thousands):

Year ending December 31,
2015	$2,015
2016	1,266
2017	865
2018	342
2019	81
Thereafter	—

Total	$4,569

SUPERIOR POINTE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses which are in excess of a base year operating expense amount. These reimbursements are excluded from the amounts above.

4. Subsequent Events

The Property has evaluated subsequent events through May 5, 2015, the date the statement was available to be issued. City Office REIT, Inc. entered into an Agreement of Purchase and Sale on April 20, 2015 to acquire the property from a nonaffiliated third party for approximately $25.8 million. The principal conditions to the acquisition have been satisfied and the transaction is anticipated to close in June 2015. However, there can be no assurance as to the timing of the closing or whether the closing will actually occur.